Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated June 28, 2010

ABOUT ETNS

What are exchange-traded notes (ETNs)?
An ETN is an unsecured obligation of the issuer that is linked to the performance of an index.

How are ETNs bought and sold?
Investors can buy ETNs at market prices on an exchange. They can then sell the
ETNs on the exchange, hold them until maturity, subject to issuer call rights, and receive a cash payment or redeem them early and receive a cash payment.
Early redemption may be subject to certain restrictions and a redemption fee.
Payments are based on index performance minus investor fees.

What are PowerShares DB ETNs?
PowerShares DB ETNs are senior unsecured obligations issued by Deutsche Bank AG,
London Branch, whose returns are based on variations of the Deutsche Bank Liquid
Commodity Index or the Deutsche Bank U.S. Treasury Bond Futures Indexes.

PowerShares DB ETNs provide investors with a cost-effective and convenient way to take a long, short and/or leveraged view on the performance of some of the most important global commodities or certain U.S. fixed income instruments.

What is the Deutsche Bank Liquid Commodity Index?
The Deutsche Bank Liquid Commodity Index invests in futures contracts on six of the most heavily traded and important physical commodities - crude oil, heating oil, gold, aluminum, corn and wheat.

There are several variations of this index that track specific commodity sectors, such as agriculture and single commodities, such as gold.

What are the Deutsche Bank U.S. Treasury Bond Futures Indexes?
The DB Long U.S. Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S. Treasury Bond
Futures Index measures the performance of a short investment in the CBOT Ultra
T-Bond futures. Ultra T-Bond futures are futures contracts traded on the Board of Trade of the City of Chicago, Inc. whose underlying assets are U.S. Treasury bonds with a remaining term to maturity of not less than 25 years from the first day of the futures contract delivery month.

What PowerShares DB ETNs are available?
There are 20 long and short ETNs that cover broad-based commodities, commodity sectors, single commodities and U.S. Treasury bonds.

PowerShares DB Gold Double Short ETN                   (NYSE Arca: DZZ)
PowerShares DB Gold Double Long ETN                    (NYSE Arca: DGP)
PowerShares DB Gold Short ETN                          (NYSE Arca: DGZ)
PowerShares DB Agriculture Double Short ETN            (NYSE Arca: AGA)
PowerShares DB Agriculture Double Long ETN             (NYSE Arca: DAG)
PowerShares DB Agriculture Short ETN                   (NYSE Arca: ADZ)
PowerShares DB Agriculture Long ETN                    (NYSE Arca: AGF)
PowerShares DB Commodity Double Short ETN              (NYSE Arca: DEE)
PowerShares DB Commodity Double Long ETN               (NYSE Arca: DYY)
PowerShares DB Commodity Short ETN                     (NYSE Arca: DDP)
PowerShares DB Commodity Long ETN                      (NYSE Arca: DPU)
PowerShares DB Crude Oil Long ETN                      (NYSE Arca: OLO)
PowerShares DB Crude Oil Short ETN                     (NYSE Arca: SZO)
PowerShares DB Crude Oil Double Short ETN              (NYSE Arca: DTO)
PowerShares DB Base Metals Double Long ETN             (NYSE Arca: BDD)

PowerShares DB Base Metals Long ETN                (NYSE Arca: BDG)
PowerShares DB Base Metals Short ETN               (NYSE Arca: BOS)
PowerShares DB Base Metals Double Short ETN        (NYSE Arca: BOM)
PowerShares DB 3x Long 25+ Year Treasury Bond ETN  (NYSE Arca: LBND)
PowerShares DB 3x Short 25+ Year Treasury Bond ETN (NYSE Arca: SBND)

Do PowerShares DB ETNs earn interest?
No. The ETNs do not pay interest. However, the ETNs are based on indexes that are made up of futures contacts and 3-month T-bills. The value of the ETNs is increased by the 3-month T-bill component of the indexes.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.